                                                             EXHIBIT 99(F)

  THIS ANNOUNCEMENT IS NEITHER AN OFFER TO EXCHANGE NOR A SOLICITATION OF AN OFFER TO EXCHANGE AGRO SHARES. THE OFFER IS MADE SOLELY BY THE PROSPECTUS,
 DATED              , AND THE RELATED LETTER OF TRANSMITTAL, AND IS NOT BEING
  MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF AGRO SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION WHERE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON
  BEHALF OF JWCHARLES FINANCIAL SERVICES, INC. BY JWCHARLES SECURITIES, INC.,
   JWCHARLES CLEARING CORP. AND/OR CORPORATE SECURITIES GROUP, INC., EACH OF WHICH IS A REGISTERED BROKER-DEALER AND WHOLLY-OWNED SUBSIDIARY OF JWCHARLES
                         FINANCIAL SERVICES, INC.

     Notice of Offer to Exchange Each Outstanding Share of Common Stock of
                        The Americas Growth Fund, Inc.

                    for .431 Share of Common Stock of
                      JWCharles Financial Services, Inc.

  JWCharles Financial Services, Inc., a Florida corporation ("JWCFS"), hereby offers, upon the terms and subject to the conditions set forth in the
Prospectus dated             , 1997 (the "Prospectus"), and in the related
Letter of Transmittal (collectively, the "Offer"), to exchange shares of common stock, par value $.001 per share, of JWCFS (the "JWCFS Common Stock"), for all (but not less than 51%) of the outstanding shares of common stock, par value $.01 per share (each an "AGRO Share" and collectively, the "AGRO Shares"), of The Americas Growth Fund, Inc., a Maryland corporation ("AGRO"), validly tendered on or prior to the Expiration Date (as defined below) and not properly withdrawn. Each Share validly tendered on or prior to the Expiration Date and not properly withdrawn will be entitled to receive that number of shares of JWCFS Common Stock equal to the Exchange Ratio of .431, which was determined by dividing (a) $8.69 (the average of the last reported sales prices of JWCFS Shares on the American Stock Exchange ("AMEX") for the ten trading days immediately preceding the initial filing of the Registration Statement of which the Prospectus forms a part) into (b) $3.74 (the net asset value per share of AGRO as of June 30, 1997 according to the AGRO Quarterly Report on Form 10-QSB for the period ended June 30, 1997 (the "AGRO Form 10-Q")).

 THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, ATLANTA
 TIME, ON                   , 1997 UNLESS THE OFFER IS EXTENDED. AGRO SHARES
 WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

  The purpose of the Offer is to obtain control of AGRO by acquiring enough AGRO Shares to bring JWCFS' total to at least 51%, and thereafter to permit JWCFS to implement a strategy to acquire the entire equity interest in AGRO. Following the consummation of the Offer, JWCFS intends, but will have no obligation, to seek to merge AGRO with a wholly-owned subsidiary of JWCFS (the "Consolidation Merger"). Pursuant to such merger, if it is effected, each outstanding AGRO Share (except for AGRO Shares held by shareholders who properly exercise their dissenters' rights, if any, under Maryland law) would be converted into the right to receive a number of shares of JWCFS Common Stock equal to the Exchange Ratio of .431.

  The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn a number of AGRO Shares equal to, when added to the AGRO Shares already owned by JWCFS, 51% of the outstanding AGRO Shares as of the date the AGRO Shares are accepted for exchange by JWCFS pursuant to the Offer. In addition, pursuant ot the terms of the Offer, JWCFS may choose not to accept a tender by a holder of less than all the AGRO Shares beneficially owned by that holder.

  The term "Expiration Date" means 12:00 midnight, Atlanta time, on
            , 1997, unless and until JWCFS, in extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by JWCFS, will expire. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), JWCFS will accept for exchange, and will exchange, Shares validly tendered and not withdrawn as promptly as practicable after the Expiration Date. In addition, subject to applicable rules of the Securities and Exchange Commission (the "Commission"), JWCFS expressly reserves the right to delay acceptance of or the exchange of AGRO Shares in order to comply with any applicable law. In all cases, the exchange of Shares tendered and accepted for exchange pursuant to the Offer will be made only after receipt by American Stock Transfer & Trust Company of New York (the "Exchange Agent") of (a) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Exchange Agent's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities")), (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer) an Agent's Message (as defined in the Prospectus) and (c) any other documents required by the Letter of Transmittal.

  For purposes of the Offer, JWCFS will be deemed to have accepted for exchange AGRO Shares validly tendered and not withdrawn as, if and when JWCFS gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such Shares pursuant to the Offer. Delivery of JWCFS Common Stock in exchange for Shares pursuant to the Offer and cash in lieu of fractional shares of JWCFS Common Stock will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering AGRO Shareholders for the purpose of receiving JWCFS Common Stock and cash to be paid in lieu of fractional shares of JWCFS Common Stock from JWCFS and transmitting such JWCFS Common Stock and cash to tendering AGRO Shareholders. Under no circumstances will interest with respect to fractional shares be paid by JWCFS by reason of any delay in making such exchange.

  Tenders of AGRO Shares made pursuant to the Offer are irrevocable, except that AGRO Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in the Prospectus at any time prior to the Expiration Date and, unless theretofore accepted for exchange by JWCFS pursuant to the
Offer, may also be withdrawn at any time after                , 1997.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of the Prospectus, and must specify the name of the person having tendered the AGRO Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the AGRO Shares to be withdrawn, if different from that of the person who tendered such AGRO Shares. The signature(s) on the notice of withdrawal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (an "Eligible Institution") unless such AGRO Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in the Prospectus, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn AGRO Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by JWCFS, in its sole discretion, which determination shall be final and binding. Neither JWCFS, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any

AGRO Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn AGRO Shares may be retendered by following one of the procedures described under the caption "The Exchange Offer--Procedure for Tendering AGRO Shares" in the Prospectus at any time prior to the Expiration Date.

  Subject to the applicable rules and regulations of the Commission, JWCFS reserves the right, in its sole discretion, at any time or from time to time,
(i) to delay acceptance for, or, regardless of whether such AGRO Shares were theretofore accepted for exchange, exchange of, any AGRO Shares pursuant to the Offer or to terminate the Offer and not accept for exchange or exchange any AGRO Shares not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied and (ii) to waive any condition (other than the condition relating to the effectiveness of the Registration Statement (as defined in the Prospectus)) or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Exchange Agent and by making a public announcement thereof.

  The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is incorporated herein by reference. Requests have been made to AGRO pursuant to Rule 14d-5 under the Exchange Act and Section 2-513 of the Maryland General Corporation Law for the use of AGRO's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of AGRO Shares. The Prospectus, the related Letter of Transmittal and other relevant materials will be mailed to record holders of AGRO Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of AGRO Shares, by JWCFS following receipt of such lists or listings from AGRO or by AGRO, if AGRO so elects.

THE PROSPECTUS AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  Questions and requests for assistance may be directed to or additional copies of the Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery or other Offer documents may be obtained from the Information Agent or JWCFS at their respective telephone numbers and addresses set forth below or from your broker, dealer, commercial bank or trust company. Copies of the foregoing will be furnished at JWCFS' expense. JWCFS may choose to engage and pay certain brokers, dealers and other persons fees, subject to certain limitations as described in the Prospectus, for soliciting tenders of AGRO Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                   THE AMERICAN STOCK TRANSFER COMPANY, INC.

                 By Mail:                          By Hand or Overnight Courier:
              40 Wall Street                              40 Wall Street
                46th Floor                                  46th Floor
         New York, New York 10005                    New York, New York 10005

               For Information call: (800) 937-5449 (toll-free)
                                  (212) 936-5100 (collect)

          , 1997